As filed with the Securities and Exchange Commission on August 17, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IVAX DIAGNOSTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-3500746
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2140 North Miami Avenue, Miami, Florida	33127
(Address of Principal Executive Offices)	(Zip Code)

IVAX Diagnostics, Inc. 2009 Equity Incentive Plan

(Full title of the plan)

Charles R. Struby, Ph.D.

Chief Executive Officer and President

IVAX Diagnostics, Inc.

2140 North Miami Avenue

Miami, Florida 33127

(Name and address of agent for service)

(305) 324-2300

(Telephone number, including area code, of agent for service)

With a copy to:

David M. Seifer, Esq.

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

150 West Flagler Street, Suite 2200

Miami, Florida 33130

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)	☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	3,561,072	$0.58	$2,065,421.76	$115.25

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of the registrant’s Common Stock which may become issuable under the IVAX Diagnostics, Inc. 2009 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of the registrant’s Common Stock.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the registrant’s Common Stock on the NYSE Amex on August 12, 2009.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by IVAX Diagnostics, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 30, 2009.

(2)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the Commission on May 13, 2009.

(3)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, filed with the Commission on August 14, 2009.

(4)	The Company’s Current Report on Form 8-K, filed with the Commission on January 28, 2009.

(5)	The Company’s Current Report on Form 8-K, filed with the Commission on April 3, 2009.

(6)	The Company’s Current Report on Form 8-K, filed with the Commission on June 3, 2009.

(7)	The Company’s Current Report on Form 8-K, filed with the Commission on June 16, 2009.

(8)	The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on May 8, 2009, that are deemed “filed” with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(9)	The description of the Company’s Common Stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on December 14, 1999, as amended by the Company’s Registration Statements on Form 8-A/A, filed with the Commission on January 13, 2000 and March 14, 2001.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not required.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he or she had no reason to believe that his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses (including attorneys’ fees) actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, provided further, however, that indemnification may be made to the extent that the court in which the action or suit was brought determines that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, as amended, provide for the Company to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL. The Company has also entered into employment agreements with Charles R. Struby, Ph.D., the Company’s Chief Executive Officer and President, and Kevin D. Clark, the Company’s Chief Operating Officer, and indemnification agreements with each of the Company’s directors which entitle such executive officers and directors to indemnification to the fullest extent permitted by Section 145 of the DGCL and, with respect to the Company’s directors, any other law which provides for broader indemnification, provided that such indemnification is not prohibited under Delaware law. The Company’s Amended and Restated Bylaws, as amended, also provide that a director or officer may be paid expenses incurred in defending any proceeding in advance of its final disposition upon receipt by the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer was not entitled to indemnification.

In addition to the rights of indemnity described above, as permitted by Section 102(b)(7) of the DGCL, the Company’s Amended and Restated Certificate of Incorporation eliminates the personal liability of the Company’s directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Company has also obtained insurance policies insuring the Company’s directors and officers against certain liabilities which they may incur in such capacities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description
4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission on April 1, 2002)

5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page to this Registration Statement)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on August 17th, 2009.

IVAX DIAGNOSTICS, INC.

By:	/s/ Mark S. Deutsch
Mark S. Deutsch, Vice President – Finance and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Charles R. Struby, Ph.D. and Mark S. Deutsch, and each of them acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Charles R. Struby, Ph.D. Charles R. Struby, Ph.D.	Chief Executive Officer and President (Principal Executive Officer)	August 17, 2009

/s/ Mark S. Deutsch Mark S. Deutsch	Vice President – Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	August 17, 2009

/s/ Patrice R. Debregeas Patrice R. Debregeas	Chairman of the Board of Directors	August 17, 2009

/s/ Paul F. Kennedy Paul F. Kennedy	Director	August 12, 2009

/s/ Jerry C. Benjamin Jerry C. Benjamin	Director	August 17, 2009

/s/ John B. Harley, M.D., Ph.D. John B. Harley, M.D., Ph.D.	Director	August 17, 2009

/s/ Laurent Le Portz Laurent Le Portz	Director	August 13, 2009

/s/ Lawrence G. Meyer Lawrence G. Meyer	Director	August 17, 2009

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

23.1	Consent of PricewaterhouseCoopers LLP